UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 9, 2016

PhotoMedex, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

147 Keystone Drive, Montgomeryville, Pennsylvania	18936
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.                      Material Modifications to Rights of Security Holders.

On September 9, 2016, PhotoMedex, Inc. (the “Company”) filed a Certificate of Amendment to its Restated Certificate of Incorporation, as amended, to implement a one-for-five (1-for-5) reverse stock split (the “Reverse Stock Split”) of its issued and outstanding shares of Common Stock, par value $0.01 per share (“Common Stock”), as described in Item 5.03 below.  The Reverse Stock Split will be effective on September 23, 2016 at 12:00 AM (the “Effective Time”).  As a result of the Reverse Stock Split, each holder of five shares of Common Stock will become the holder of one share of Common Stock immediately after the Effective Time.  The Company’s shareholders approved a reverse stock split, at the discretion of the board of directors, during the Company’s Annual Meeting of Shareholders on October 29, 2015.

All outstanding options, warrants, convertible notes or other rights convertible into or exercisable for shares of Common Stock will be adjusted in accordance with their terms and pursuant to the exchange ratio of the Reverse Stock Split.  No fractional shares will be issued in connection with the Reverse Stock Split.  Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share and no cash payment will be made with respect to such rounding.

As of the opening of The NASDAQ Capital Market on September 23, 2016, the Company’s Common Stock will trade on a Reverse Stock Split-adjusted basis under the trading symbol “PHMD.”

Item 5.03.                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 9, 2016, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation, as amended, with the Office of the Secretary of State of the State of Nevada to effect a Reverse Stock Split.  A copy of the Certificate of Amendment is attached to this current report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: September 13, 2016	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation of the Company.